Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	July 27, 2023

FHLB CINCINNATI ANNOUNCES SECOND QUARTER 2023 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the second quarter ended June 30, 2023.
Overview
The FHLB delivered on its dual mission of providing access to critical liquidity funding to member financial institutions and expanding support for affordable housing and community investment. The FHLB made contributions of more than $14 million to voluntary housing programs and $38 million to the required Affordable Housing Program set aside enabled by strong earnings in the first half of 2023.

Operating Results
▪For the second quarter, net income was $218 million and return on average equity (ROE) was 10.71 percent. This compares to net income of $41 million and ROE of 3.38 percent for the same period of 2022. For the first six months of 2023, net income was $345 million and ROE was 9.53 percent, compared to net income of $57 million and ROE of 2.48 percent for the same period of 2022.
▪Net income increased in both comparison periods primarily because of significantly higher interest rates and average Advance balances. In particular, during the three and six months ended June 30, 2023, higher average interest rates increased the earnings generated from investing the FHLB's capital and contributed to improved spreads earned on mortgage loans held for portfolio. Average Advance balances were significantly higher in both comparison periods in part from depository members' greater demand for liquidity. Additionally, member demand increased beginning in March 2023 given the heightened stress experienced in the banking industry and financial markets.
▪The increases in net income in the three- and six-months comparison periods were also driven by higher non-interest income as changes in net unrealized market values on interest rate swaps and related financial instruments carried at fair value improved earnings by approximately $47 million.

Financial Condition Highlights
▪Total assets at June 30, 2023 were $151.1 billion, an increase of $42.5 billion (39 percent) from year-end 2022.
▪Mission Assets and Activities – comprising the major products we offer to members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – were $140.1 billion at June 30, 2023, an increase of $24.3 billion (21 percent) from year-end 2022. The growth in Mission Assets and Activities was driven by a $20.0 billion increase in Advance balances. The increase in Advances resulted primarily from member demand in response to the turmoil in the banking industry and financial markets. The FHLB's business model is designed to support significant changes in asset levels without having to undergo material changes in staffing, operations, risk practices, or general resource needs.
▪Total investments at June 30, 2023 were $55.9 billion, an increase of $22.3 billion (66 percent) from year-end 2022, which was primarily driven by higher liquidity investments. Total investments included $17.9 billion of mortgage-backed securities (MBS) issued by Fannie Mae, Freddie Mac or Ginnie Mae and $38.0 billion of liquidity investments. A higher amount of liquidity investments were held at June 30, 2023 in light of the increased Advance demand. The FHLB uses its liquidity portfolio to ensure it can meet the borrowing needs of members and to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On June 30, 2023, GAAP capital was $7.4 billion, an increase of $0.9 billion (14 percent) from year-end 2022, which was primarily driven by purchases of capital stock by members to support Advance growth. The GAAP and regulatory capital-to-assets ratios were 4.89 percent and 4.93 percent, respectively, at June 30, 2023. Retained earnings were $1.6 billion at June 30, 2023, an increase of 13 percent from year-end 2022.
Dividend
▪The FHLB paid its stockholders a cash dividend on June 15, 2023 at a 7.25 percent annualized rate, which is 2.27 percentage points above second quarter average overnight interest rates. The FHLB computes average overnight interest rates as a blend of the Secured Overnight Financing Rate and Federal funds effective rate.
Housing and Community Investment
▪The FHLB is required to annually set aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for the first six months of 2023 resulted in an accrual of $38 million to the Affordable Housing Program (AHP) pool of funds available to members in 2024. The AHP consists of a competitive program and homeownership program called Welcome Home, which assists homebuyers with down payments and closing costs. Since the inception of the AHP in 1990, the FHLB has awarded over $849 million in subsidies towards the creation of more than 105,000 units of affordable housing.
▪The FHLB's Board of Directors also affirmed its commitment to affordable housing by approving voluntary housing contributions of more than $14 million to the AHP and Carol M. Peterson (CMP) Housing Fund in the first six months of 2023. These funds are in addition to the required AHP contributions.
•The CMP Housing Fund received contributions of $7 million in the first six months of 2023. This program provides grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners within the Fifth District.
•The Welcome Home program will be funded with at least $4 million of voluntary housing contributions for use in 2023.
•Any remaining approved funds not used by the CMP Housing Fund and Welcome Home program will be allocated to the 2023 competitive program offering.

▪The FHLB's Board of Directors also continued its commitment to the voluntary Disaster Reconstruction Program, which disbursed $0.6 million in the first six months of 2023 for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

The FHLB expects to file its second quarter 2023 Form 10-Q with the Securities and Exchange Commission on or about August 10, 2023.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 613 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; pandemics; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30, 2023	December 31, 2022	Percent Change (2)
Total assets	$151,129	$108,610	39%
Advances (principal)	87,402	67,428	30
Mortgage loans held for portfolio (principal)	6,847	7,006	(2)
Total investments	55,859	33,605	66
Consolidated Obligations	141,549	100,359	41
Mandatorily redeemable capital stock	16	17	(9)
Capital stock	5,849	5,151	14
Total retained earnings	1,582	1,401	13
Total capital	7,397	6,502	14
Regulatory capital (1)	7,447	6,569	13

Capital-to-assets ratio (GAAP)	4.89%	5.99%
Capital-to-assets ratio (Regulatory) (1)	4.93	6.05

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Percent Change (2)	2023	2022	Percent Change (2)
Total interest income	$2,114	$277	664%	$3,496	$445	686%
Total interest expense	1,867	206	808	3,069	293	949
Net interest income	247	71	247	427	152	181
Non-interest income (loss)	37	—	NM	26	(37)	172
Non-interest expense	42	26	60	70	52	35
Affordable Housing Program assessments	24	4	428	38	6	493
Net income	$218	$41	436	$345	$57	509

Return on average equity	10.71%	3.38%		9.53%	2.48%
Return on average assets	0.52	0.19		0.48	0.14
Annualized dividend rate	7.25	3.00		6.62	2.56
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of greater than 1,000% are shown as “NM” (not meaningful).
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